Exhibit 23.2

CONSENT OF MARSHALL MILLER & ASSOCIATES, INC.

Marshall Miller & Associates, Inc. hereby consents to the use by Warrior Met Coal, Inc. (the “Company”) in connection with the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”), and any amendments thereto, and to the incorporation by reference in the Company’s Registration Statement on Form S-8 (No. 333-217389), the Company's Registration Statement on Form S-8 (No. 333-223049), and the Company’s Registration Statement on Form S-3ASR (No. 333-290547) of information contained in our report dated February 13, 2024, February 11, 2025 and February 11, 2026 relating to estimates of certain coal reserves in the Annual Report. We hereby further consent to the reference to Marshall Miller & Associates, Inc. in those filings and any amendments thereto.

Marshall Miller & Associates, Inc.

By: /s/ Steven A. Keim
Name: Steven A. Keim
Title: President

Date: February 12, 2026